Exhibit 99.1

News Release

Superior Industries Reports Second Quarter 2018 Financial Results

Second Quarter 2018 Highlights:

•	Record unit shipments of 5.6 million, up 46% year-over-year

•	Record net sales of $389.0 million and Value-Added Sales of $204.4 million

•	Value-Added Sales per wheel of $36.81, up 7% year-over-year

•	Net income of $8.1 million; earnings per diluted share of $0.09, which includes acquisition-related items of $0.16 per diluted share

•	Record Adjusted EBITDA of $57.2 million, up 94% year-over-year

•	Increasing 2018 Outlook

SOUTHFIELD, MICHIGAN – August 8, 2018 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the second quarter ended June 30, 2018.

“Our performance during the second quarter of 2018 reflects the continued execution of our plan, as we reported record Value-Added Sales and record Adjusted EBITDA driven by the addition of our European operations, strong unit shipment levels, and solid operating performance in both regions. While we are optimistic as we look forward to the remainder of the year, there is significant work ahead of us as we continue supporting our global customers with numerous product launches. Our priority is best-in-class execution while realizing additional efficiencies and capitalizing on the attractive tailwinds in our business,” commented Don Stebbins, President and Chief Executive Officer.

Second Quarter Results

On May 30, 2017, Superior closed the acquisition of its European operations. As a result, the Company’s reporting for the second quarter and year-to-date 2017 includes one month of consolidated financials for the month of June 2017. This compares to 2018, which includes consolidated results with the European operations for the entire second quarter and year-to-date periods.

Wheel unit shipments were 5.6 million in the second quarter of 2018, an increase of 46.3%, compared to second quarter unit shipments of 3.8 million in the prior year period. The increase in unit shipments was primarily due to the inclusion of two additional months of the European operations, which drove 1.7 million units of improvement. Unit shipments in North America were relatively flat.

Net sales for the second quarter of 2018 were $389.0 million, compared to net sales of $240.6 million in the second quarter of 2017. The increase was driven by the inclusion of an additional two months of our European operations, an increase in aluminum prices, and favorable mix in both regions.

Value-Added Sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $204.4 million for the second quarter of 2018, a 56.8% increase compared to the second quarter of 2017. The increase in Value-Added Sales was primarily driven by the inclusion of an additional two months of the European operations, which contributed $68.2 million, and favorable mix in both regions. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the second quarter of 2018 was $53.6 million, compared to $20.1 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 26.2% compared to 15.4% in the prior year period. The increase in gross profit as a percentage of Value-Added Sales was due mainly to the non-recurring acquisition related items incurred in the prior year period and outlined in the subsequent tables in this press release, the inclusion of an additional two months of the European operations, and improvement in Superior’s North American operations.

Selling, general and administrative expenses for the second quarter were $22.3 million, or 10.9% of Value-Added Sales, compared to $22.1 million, or 16.9% of Value-Added Sales in the prior year period. Excluding acquisition-related items in both periods, selling, general and administrative expenses increased year-over-year due primarily to the selling, general and administrative expenses associated with the inclusion of an additional two months of the European operations.

Income from operations for the second quarter of 2018 was $31.3 million, or 15.3% of Value-Added Sales, compared to a loss from operations of $2.0 million, or (1.5%) of Value-Added Sales in the prior year period. The comparison was favorably impacted by the reduction in acquisition related items from the prior year period, as well as the inclusion of an additional two months of the European operations.

The income tax provision for the second quarter ended June 30, 2018 was $4.8 million on pre-tax income of $12.9 million, representing an effective income tax rate of 37.1%. The effective tax rate for the second quarter ended June 30, 2018 was higher than the statutory rate due to the U.S. taxation of foreign earnings under the U.S. Tax Cuts and Jobs Act of 2017, including a $4.0 million impact from Section 951A of the act, offset in part by earnings in countries with rates lower than the U.S. statutory rate.

For the second quarter of 2018, the Company reported net income of $8.1 million, and earnings per diluted share of $0.09. This compares to a net loss of $7.3 million, or $0.41 loss per diluted share, in the second quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, reached a record-level of $57.2 million, or 28.0% of Value-Added Sales, for the second quarter of 2018. This compares to $29.5 million, or 22.6% of Value-Added Sales, for the second quarter of 2017. The increase in Adjusted EBITDA was primarily driven by the inclusion of an additional two months of the European operations, as well as the positive impact of mix and favorable operational performance. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $16.4 million in the second quarter of 2018 compared to cash used by operating activities of $8.5 million during the second quarter of 2017. Cash used for capital expenditures to support expansion and enhancement of the Company’s portfolio of products and technologies, as well as ongoing maintenance totaled $15.3 million.

During the second quarter of 2018, the Company paid common dividends of $2.2 million and preferred dividends of $3.9 million.

Subsequent to the second quarter of 2018, on August 7, 2018 Superior acquired an additional 447,821 shares of Superior Industries Europe AG (formerly known as Uniwheels AG), bringing Superior’s total ownership position to 97.8%.

Year-to-Date Results

Wheel unit shipments were 11.1 million for the first half of 2018, an increase of 67%, compared to unit shipments of 6.6 million in the prior year period. The increase in unit shipments was primarily due to the inclusion of an additional five months of the European operation’s units, which drove 4.4 million units of improvement, as well as slightly higher unit shipments in both regions.

Net sales for the first half of 2018 were $775.4 million, compared to net sales of $414.8 million in the first half of 2017. The increase was driven by the inclusion of an additional five months of our European operations, an increase in aluminum prices, and favorable mix in both regions.

Value-Added Sales were $411.8 million for the first half of 2018 versus Value-Added Sales of $225.8 million in the prior year period. The increase in Value-Added Sales was primarily driven by the inclusion of an additional five months of the European operations, which contributed $173.4 million of the increase, and favorable mix in both regions. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the first half of 2018 was $103.6 million compared to $39.3 million in the prior year period. Gross profit as a percentage of Value-Added Sales was 25.1% compared to 17.4% in the prior year period. The increase in gross profit was due mainly to the inclusion of an additional five months of the European operations, the non-recurring acquisition related items incurred in the prior year period and outlined in the subsequent tables in this press release, and improvement in Superior’s North American operations.

Selling, general and administrative expenses for the first half of 2018 were $44.6 million, or 10.8% of Value-Added Sales, compared to $37.4 million, or 16.6% of Value-Added Sales in the prior year period. Excluding acquisition related items in both periods, selling, general and administrative expenses increased year-over-year due primarily to the selling, general and administrative expenses associated with the inclusion of an additional five months of the European operations.

Income from operations for the first half of 2018 was $59.0 million, or 14.3% of Value-Added Sales, compared to income from operations of $1.9 million in the prior year period, or 0.8% of Value-Added Sales. The comparison was favorably impacted by the inclusion of an additional five months of the European operations, as well as a reduction in acquisition related items from the prior year period.

The provision for income taxes for the first half of 2018 was $8.2 million, resulting in an effective tax rate of 30.7%. This compares to an income tax benefit for the first half of 2017 of $1.5 million and an effective tax benefit of 25.6% in the prior year period.

For the first half of 2018, the Company reported net income of $18.5 million, or $0.16 per diluted share. This compares to a net loss of $4.2 million, or $0.28 loss per diluted share, in the first half of 2017.

Adjusted EBITDA, a non-GAAP financial measure, was $109.4 million, or 26.6% of Value-Added Sales, for the first half of 2018, which compares to $48.6 million, or 21.5% of Value-Added Sales, for the first half of 2017. The increase in Adjusted EBITDA was primarily driven by the inclusion of an additional five months of the European operations and the positive impact of higher volumes, favorable mix, and improved year-over year operational performance. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2018 Outlook

Mr. Stebbins concluded, “Based on our performance during the first half of 2018 and our view for the second half of the year, we are revising our full year 2018 Outlook for net sales, Adjusted EBITDA and our effective tax rate, while maintaining our Outlook for units, Value-Added Sales, capital expenditures and cash flow.”

•

Superior now expects net sales to be in the range of $1.52 billion to $1.56 billion, due primarily to higher aluminum prices. This compares to Superior’s previously issued Outlook of $1.45 billion to $1.50 billion of net sales. Superior continues to expect unit shipments to be in the range of 21.25 million to 21.60 million.

•	Value-Added Sales are expected to be in the range of $800 million to $835 million.

•	Adjusted EBITDA is now expected to be between $190 million and $205 million, which compares to the previously issued Outlook of $185 million and $200 million.

•	Capital expenditures are expected to be approximately $95 million.

•	Cash flow from operations is expected to be between $160 million and $180 million.

•	Effective Tax Rate is now expected to be between 25% to 29% compared to the previous Outlook of 10% to 15% due to provisions under the U.S. Tax Cuts and Job Act of 2017.

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2018 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Wednesday, August 8, 2018. The conference call may be accessed by dialing 877-260-1479 for participants in the U.S./Canada or +1 (334) 323-0522 for participants outside the U.S./Canada using the required conference ID 2647701. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, acquisition and integration costs, change in fair value of preferred derivative, plant closure costs, and “Value-Added Sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2018 Outlook included herein, the Company’s ability to integrate European operations, and the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Six Months
	2Q 2018	2Q 2017	YTD 2018	YTD 2017
Net Sales	$389.0	$240.6	$775.4	$414.8
Cost of Sales	335.4	220.5	671.8	375.5

Gross Profit	$53.6	$20.1	$103.6	$39.3
SG&A	22.3	22.1	44.6	37.4

Income From Operations	$31.3	$(2.0)	$59.0	$1.9
Interest Expense, net	(13.2)	(14.7)	(25.0)	(15.0)
Other (Expense) Income, net	(0.6)	7.5	(3.6)	7.2
Change in Fair Value of Preferred Derivative	(4.6)	—	(3.7)	—

Income Before Income Taxes	$12.9	$(9.2)	$26.7	$(5.9)
Income Tax (Provision) Benefit	(4.8)	1.7	(8.2)	1.5

CONSOLIDATED NET INCOME (LOSS)	8.1	(7.5)	18.5	(4.4)
Less: Net Loss Attributable to Noncontrolling Interest	—	0.2	—	0.2

Net Income (Loss) Attributable to Superior	$8.1	$(7.3)	$18.5	$(4.2)

Earnings Per Share:
Basic	$0.09	$(0.41)	$0.16	$(0.28)
Diluted	$0.09	$(0.41)	$0.16	$(0.28)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,001	24,908	24,969	24,961
Diluted	25,053	24,908	25,008	24,961

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	6/30/2018	12/31/2017
Current Assets	$426.8	$417.4
Property, Plant and Equip, net	531.3	536.7
Investments and Other Assets	571.8	597.2

Total Assets	$1,529.9	$1,551.3

Current Liabilities	$182.9	$195.1
Long-Term Liabilities	771.8	765.8
Redeemable Preferred Shares	153.2	144.7
European Noncontrolling Redeemable Equity	52.6	—
Shareholders’ Equity	369.4	393.8
Noncontrolling Interest	—	51.9

Total Liabilities and Shareholders’ Equity	$1,529.9	$1,551.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months Ended		Six Months Ended
	2Q18	2Q17	YTD 2018	YTD 2017
Cash Flow Provided (Used) by Operating Activities	$16.4	($8.5)	$30.8	($10.1)
Capital Expenditures	(15.3)	(13.2)	(38.0)	(30.0)
Acquisition of UNIWHEELS, net of cash acquired	(0.1)	(690.7)	(0.1)	(690.7)
Proceeds from Sale of Property, Plant and Equipment	—	—	—	—

Cash Flow (Used) by Investing Activities	($15.4)	($703.9)	($38.1)	($720.7)
Proceeds from the Issuance of Long-term Debt	—	975.6	—	975.6
Proceeds from the Issuance of Redeemable Preferred Shares	—	150.0	—	150.0
Debt Repayment	(1.8)	(282.3)	(3.6)	(282.3)
Cash Dividends	(6.1)	(4.5)	(15.6)	(9.0)
Stock Repurchase	—	—	—	(5.0)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	(0.5)	(0.6)	(1.5)
Proceeds from Exercise of Stock Options	0.1	—	0.1	—
Preferred Stock Issuance Costs	—	(3.7)	—	(3.7)
Deferred Financing Costs Paid	—	(30.5)	—	(30.5)

Cash Flow (Used) Provided by Financing Activities	($7.8)	$804.1	($19.7)	$793.6
Effect of Exchange Rate on Cash	2.6	0.7	(0.3)	0.6

Net Change in Cash	($4.2)	$92.4	($27.3)	$63.4
Cash—Beginning	23.3	28.8	46.4	57.8

Cash—Ending	$19.1	$121.2	$19.1	$121.2

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Six Months
	2Q 2018	2Q 2017	YTD 2018	YTD 2017
Basic EPS Calculation
Net Income (Loss) Attributable to Superior	$8.1	$(7.3)	$18.5	$(4.2)
Less: Accretion of Preferred Stock	(4.3)	$(2.9)	(8.5)	$(2.9)
Less: Redeemable Preferred Stock Dividends	(3.9)	—	(7.7)	—
Less: European Noncontrolling Redeemable Equity Dividends	(0.5)	—	(1.1)	—
Add: European Noncontrolling Redeemable Equity Translation Adjustment	2.9	—	2.9	—

Numerator	$2.3	$(10.2)	$4.1	$(7.1)
Denominator: Weighted Avg. Shares Outstanding	25.0	24.9	25.0	25.0

Basic Earnings Per Share	$0.09	$(0.41)	$0.16	$(0.28)

Diluted EPS Calculation
Net Income (Loss) Attributable to Superior	$8.1	$(7.3)	$18.5	$(4.2)
Less: Accretion of Preferred Stock	(4.3)	$(2.9)	(8.5)	(2.9)
Less: Redeemable Preferred Stock Dividends	(3.9)	—	(7.7)	—
Less: European Noncontrolling Redeemable Equity Dividends	(0.5)	—	(1.1)	—
Add: European Noncontrolling Redeemable Equity Translation Adjustment	2.9		2.9

Numerator	$2.3	$(10.2)	$4.1	$(7.1)
Weighted Avg. Shares Outstanding-Basic	25.0	24.9	25.0	25.0
Dilutive Stock Options and Restricted Stock Units	0.1	0.0	0.0	0.0

Denominator: Weighted Avg. Shares Outstanding	25.1	24.9	25.0	25.0

Diluted Earnings Per Share	$0.09	$(0.41)	$0.16	$(0.28)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months		Six Months
	2Q 2018	2Q 2017	YTD 2018	YTD 2017	Location on Income Statement
Before Tax Impact on Net Income
Inventory Step-up	$—	$(6.1)	$—	$(6.1)	Cost of Sales
M&A and Integration Costs	(2.5)	(12.9)	(5.8)	(19.8)	SG&A
Non-Recurring Interest	—	(11.9)	—	(12.2)	Interest
Foreign Exchange M&A Gains	—	8.5	—	8.5	Other Income
Change in Fair Value of Preferred Derivative	(4.6)	—	(3.7)	—	Other Income

Total Before Tax Impact on Net Income	$(7.1)	$(22.4)	$(9.5)	$(29.6)
After Tax Impact on Net Income	$(6.8)	$(19.6)	$(8.8)	$(25.9)
European Noncontrolling Redeemable Equity Translation Adjustment	2.9	—	2.9	—	Earnings Per Share Only

Total Impact on Numerator for Earnings Per Share	$(3.9)	$(19.6)	$(5.9)	$(25.9)
Impact on Earnings Per Share	$(0.16)	$(0.78)	$(0.24)	$(1.03)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value-Added Sales	Three Months		Six Months
	2Q 2018	2Q 2017	YTD 2018	YTD 2017
Net Sales	$389.0	$240.6	$775.4	$414.8
Less:
Aluminum Value and Outside Service Provider Costs	(184.6)	(110.2)	(363.6)	(189.0)

Value-Added Sales	$204.4	$130.4	$411.8	$225.8

Adjusted EBITDA	Three Months		Six Months
	2Q 2018	2Q 2017	YTD 2018	YTD 2017
Net Income (Loss) Attributable to Superior	$8.1	$(7.3)	$18.5	$(4.2)
Adjusting Items:
- Interest Expense, net	13.2	14.7	25.0	15.0
- Income Tax Provision	4.8	(1.7)	8.2	(1.5)
- Depreciation	17.4	11.1	34.9	19.5
- Amortization	6.6	2.2	13.3	2.2
- M&A and Integration Related Items	2.5	10.5	5.8	17.5
- Change in Fair Value of Preferred Derivative	4.6	—	3.7	—
- Closure Costs (Excluding Accelerated Depreciation)	—	—	—	0.1

	$49.1	$36.8	$90.9	$52.8

Adjusted EBITDA	$57.2	$29.5	$109.4	$48.6

Outlook for Full Year 2018 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,520.0	$1,560.0
Less:
Aluminum Value and Outside Service Provider Costs	(720.0)	(725.0)

Value-Added Sales Outlook	$800.0	$835.0